EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-151116, 333-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-296000, 333-56831, 333-06119, 333-34988, 333-51478, and 333-115836 of Ross Stores, Inc. and subsidiaries (the “Company”) on Form S-8 of our report dated March 26, 2009, relating to the consolidated financial statements of the Company, and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of the Company for the year ended January 31, 2009.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 26, 2009